Exhibit 10.8

Second Amendment to the Exclusive License Agreement Between
Yale University and Cardium Therapeutics, Inc.

This second amendment to the exclusive license agreement (the “License Agreement”) related to an invention entitled “eNOS Mutations Useful for Gene Therapy and Therapeutic Screening” between Yale University (“YALE”) and Cardium Therapeutics, Inc. (“CARDIUM” or “LICENSEE”) is effective immediately following that date (the “Transfer Date”) upon which CARDIUM assumed all rights and obligations as Licensee under the License Agreement pursuant to the terms of that “Transfer, Consent to Transfer, Amendment and Assumption of License Agreement” which was entered into by and among YALE, CARDIUM and Schering Aktiengesellschaft (“Schering AG”) on August 31, 2005.  YALE and CARDIUM are each referred to herein as a Party, collectively as the Parties.

RECITALS

Whereas, Schering AG had previously conducted certain testing and development of eNOS mutants having potential for the treatment of disease (the “eNOS Program”) but subsequently elected to discontinue such research and development despite having made considerable investments in the eNOS Program;

Whereas, Schering AG and CARDIUM have agreed pursuant to the terms of a separate agreement between them to transfer to CARDIUM certain proprietary rights and know-how developed by Schering AG and/or its affiliates in connection with the eNOS Program;

Whereas, the Parties wish that CARDIUM will continue the testing and development of eNOS mutants following its assumption of all rights and obligations under the License Agreement as of the Transfer Date;

Whereas, the Parties wish to make certain adjustments to the terms of the License Agreement which are designed to facilitate the development of potential products by CARDIUM;

AGREEMENT

Now, therefore, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree to amend the terms of the License Agreement as follows (no other terms being amended):

1.             In Section 3.3, (i) the phrase “reaching the ‘B3’ decision, that is to file an IND and initiate” is replaced by “filing an NDA”; (ii) the phrase “LICENSEE enters into a sublicense with” is replaced with the phrase “LICENSEE enters into a sublicense with or assigns rights to”; (iii) the phrase “or advance payment received by LICENSEE from any sublicensee” is replaced with the phrase “equity, or advance payment received by LICENSEE from any sublicensee or assignee”; and (iv) the following sentences are added at the end of Section 3.3: “Provided that said rate of Thirty Percent shall be reduced to Fifteen Percent in the event that LICENSEE has completed at least one Phase I human clinical trial prior to such sublicense or assignment.  Provided further, that the Parties acknowledge and agree that LICENSEE is a development-stage company the growth of which (and the corresponding development of its technologies and product candidates) will likely involve merger with one or more other corporate entities which shall constitute a successor LICENSEE.  Although such reorganizations or mergers are not generally considered to constitute or require a sublicense or assignment, in order to avoid any potential ambiguity, no corporate reorganization or merger of LICENSEE with another entity shall require payments under this Section 3.3.”.

2.             In Section 4.2.1, the phrase “upon entering LICENSEE’S ‘B2’ phase of drug development (preclinical development and regulatory toxicity)” is replaced by “upon filing the first IND for the first LICENSED PRODUCT in any one of the United States, or Japan or a country in the European Union”.

3.             In section 4.2.2, the phrase “upon filing the first IND for the first LICENSED PRODUCT in any one of the United States, or Japan or a country in the European Union” is replaced by “upon treating the first patient in the second clinical trial in any one of the United States, or Japan or a country in the European Union.

4.             Section 6 is replaced in its entirety with the following underlined text:

6.1.          LICENSEE has designed a plan for developing and commercializing the LICENSED INTELLECTUAL PROPERTY that includes a description of research and development, testing, government approval, manufacturing, marketing and sale or lease of LICENSED PRODUCTS and/or LICENSED METHODS (“PLAN”).  A copy of the PLAN (which has been approved by YALE) is attached to this Agreement as Appendix C-1 and incorporated herein by reference.

6.2.          LICENSEE shall use all reasonable commercial efforts, within ninety (90) days after November 30, 2005, to begin to implement the PLAN at its sole expense and thereafter to diligently commercialize and develop markets for the LICENSED PRODUCTS and LICENSED METHODS.

6.3.          LICENSEE shall provide YALE with an updated and (if necessary) revised copy of the PLAN on each anniversary date of the EFFECTIVE DATE.  YALE shall review and approve or disapprove of any changes to the annually updated PLAN in writing within thirty (30) days of its receipt, such approval not to be unreasonably withheld.  If YALE does not approve or disapprove of the PLAN within such thirty (30) day period, YALE shall be deemed to have approved the PLAN.  In the event that YALE reasonably disapproves of any changes to the PLAN, YALE will consult with LICENSEE with respect to revisions requested by YALE to cause the PLAN to be reasonably acceptable to YALE.  LICENSEE shall have thirty (30) days from the date of YALE’s disapproval to amend the PLAN and resubmit it to YALE for reconsideration.  If approved, the updated and revised plan shall be substituted into this Agreement as Appendix C.  If YALE does not approve such revised PLAN, YALE, in its sole discretion, may elect to (i) permit LICENSEE to amend the PLAN and resubmit the PLAN for reconsideration by YALE or (ii) require that LICENSEE follow, to the extent reasonably practicable, the PLAN prior to the proposed but disapproved amendment or revision. If YALE permits LICENSEE to amend the PLAN pursuant to clause (i), LICENSEE shall submit an amended PLAN to YALE within 30 days, or such other longer or shorter time period specified by YALE.  YALE shall review and approve or disapprove the revised PLAN within thirty (30) days of its receipt.

6.4.          Within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide a written report to YALE, indicating LICENSEE’s progress and problems to date in performance under the PLAN, commercialization of LICENSED PRODUCTS and LICENSED METHODS, and a forecast and schedule of major events required to market the LICENSED PRODUCTS.  Within thirty (30) days following any assignment by LICENSEE pursuant to Section 16.6, the assignee shall provide YALE with an updated and revised copy of the PLAN. YALE shall review and by notice in writing to assignee may approve or disapprove of the revised PLAN in its sole discretion.

6.5.          LICENSEE shall immediately notify YALE if at any time LICENSEE (a) abandons or suspends its research, development or marketing of the LICENSED PRODUCTS and or LICENSED METHODS, or its intent to research, develop and market such products or methods, or (b) fails to comply with its due diligence obligations under this Article, in each case for a period exceeding ninety (90) days.

6.6.          LICENSEE agrees that YALE shall be entitled to terminate this Agreement pursuant to Article 12.5 upon the occurrence of any of the following:

 (a)      LICENSEE gives notice pursuant to Section 6.5 (which shall be deemed a material breach not capable of being cured); or

  b)  LICENSEE has failed to file an IND by January 1, 2009.

6.7           LICENSEE’s obligations pursuant to this Section 6 shall be to apply commercially reasonable diligence to initiating and completing the PLAN as approved, including any potential amendments thereto as proposed by LICENSEE and reasonably approved by YALE.  In the event that (i) LICENSEE materially fails to meet its diligence obligations and the Parties cannot reasonably agree on a revised PLAN as proposed by LICENSEE, or (ii) LICENSEE gives notice pursuant to Section 6.5, or (iii) fails to file an IND according to Article 6.6, then YALE shall be entitled to terminate this Agreement in accordance with Article 12.5.  Notwithstanding the foregoing, YALE shall not be entitled to terminate this Agreement pursuant to the diligence obligations of this Section if, in any calendar year after the date of IND filing in Article 6.6 above, LICENSEE and/or an AFFILIATE and/or a sublicensee and/or a collaborator of LICENSEE, alone or together has performed any one of the following with respect to LICENSED PRODUCT:

(i)                                     has expended in excess of five hundred thousand dollars ($500,000.00) for development of LICENSED PRODUCT per year prior to filing an IND or one million dollars ($1,000,000) per year thereafter;

(ii)                                  is manufacturing LICENSED PRODUCT for a clinical trial under an approved IND;

(iii)                               is actively conducting a Phase I clinical trial with respect to LICENSED PRODUCT;

(iv)                              is actively conducting a Phase II clinical trial with respect to LICENSED PRODUCT;

(v)                                 is actively conducting a Phase III clinical trial with respect to LICENSED PRODUCT;

(vi)                              prepared documents for an NDA OR BLA FILING with respect to

LICENSED PRODUCT;

(vii)                           filed an NDA OR BLA for LICENSED PRODUCT;

(viii)                        after NDA OR BLA FILING, is pursuing NDA OR BLA APPROVAL for LICENSED PRODUCT;

(ix)                                has obtained NDA OR BLA APPROVAL for LICENSED PRODUCT;

(x)                                   has launched or is selling LICENSED PRODUCT in the United States.”

5.             In section 9.5, the phrase “said independent patent counsel shall be ultimately responsible to LICENSEE” is replaced with the phrase “said independent patent counsel shall be ultimately responsible to YALE”.

6.             Section 12.5 is replaced in its entirety with the following underlined text:

12.5         YALE shall have the right to terminate this Agreement upon written notice to LICENSEE in the event LICENSEE:

a)  fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments (and all interest due on such payments under Article 5.6) within the thirty (30) day period after receipt of written notice from YALE; or

b)  commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from YALE, or upon receipt of such notice if such breach is not capable of being cured; or

c)  fails to obtain or maintain adequate insurance as described in Article 13, whereupon YALE may terminate this Agreement to be effective immediately upon written notice to LICENSEE (unless LICENSEE shall establish within thirty (30) days of such notice that it has obtained adequate insurance covering any period of lapse, in which case this Agreement shall automatically be re-instated); or

d)  this Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes insolvent, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.”

7.             Replace Article 13.2 with the following underlined text:

LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect YALE with respect to events described in Article 13.1.  Such insurance shall:

(a)           list “YALE, its trustees, directors, officers, employees and agents” as additional insureds under the policy;

(b)           provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have;

(c)           be endorsed to include product liability coverage in amounts no less than $2 Million Dollars per incident and $5 Million Dollars annual aggregate; and

(d)           be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Article 13.1; and

(e)           by virtue of the minimum amount of insurance coverage required under Article 13.2(c), not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Article 13.1.

By signing this Agreement, LICENSEE certifies that the requirements of this Article 13.2 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or LICENSED METHOD or (b) the date any LICENSED PRODUCT, or LICENSED METHOD is tested or used on humans, and will continue to be met thereafter.  Upon YALE’s request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to YALE.  LICENSEE shall give thirty (30) days’ written notice to YALE prior to any cancellation of or material change to the policy.

This Amendment may be signed in counterparts, each of which shall be deemed an original and which shall together constitute one agreement.

IN WITNESS WHEREOF, each of the Parties, intending to amend the terms of the License Agreement, have caused the execution of this Amendment by their respective duly-authorized officers who have signed below, to be effective as of the date noted above.

YALE UNIVERSITY		CARDIUM THERAPEUTICS, INC.

By:	/ S /Jon Soderstom	By:	/ S / Christopher J. Reinhard

Name: Jon Soderstom		Name: Christopher J. Reinhard
Title: Managing Director,		Title: CEO
Office Cooperative Research
Date: August 31, 2005		Date: September 16, 2005